Exhibit 99.1

For Immediate Release	Contact:

David Portnoy Chairman and Co-Chief Executive Officer Cryo-Cell International, Inc. 813-749-2100 dportnoy@cryo-cell.com

CRYO-CELL REPORTS FIRST QUARTER 2014 RESULTS

OLDSMAR, Fla. – April 15, 2014 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, today announced results for the first quarter ended February 28, 2014.

“Although Cryo-Cell’s results for the first quarter show continued progress, our optimism is tempered because we believe industry competition has increased from longstanding as well as newer competitors. We’re executing the sales and marketing strategies we’ve initiated and expect to strengthen our competitive position. Earnings will also be affected by the cost of legal fees associated with the derivative litigation initiated in November,” stated David and Mark Portnoy, Cryo-Cell’s Co-CEOs.

Financial Results

Revenue

Consolidated revenues for the first quarter of fiscal 2014 were approximately $5.3 million compared to approximately $4.6 million for the first quarter of fiscal 2013, a 16% increase. The revenues for the first quarter of fiscal 2014 consisted of approximately $4.4 million in processing and storage fees and approximately $963,000 in licensee income compared to approximately $4.3 million in processing and storage fees and approximately $324,000 in licensee income for the first quarter of fiscal 2013. Licensee income for the three months ended February 28, 2014 consists of $794,000 related to royalty income from Cryo-Cell de Mexico (“Mexico”). This is a result of Mexico paying the remaining balance due under the amendment to the license agreement during the first quarter 2014. The remaining licensee income (and all of the licensee income for the three months ended February 28, 2013) consists of royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements.

Net Income

The Company reported net income for the three months ended February 28, 2014 of approximately $397,000, or $0.04 per basic and diluted share, compared to net income of approximately $244,000, or $0.02 per basic and diluted share for the three months ended February 28, 2013. The increase in net income for the three months ended February 28, 2014 principally resulted from a 16% increase in revenues, offset by a 16% increase in selling, general and administrative expenses and a 4% increase in cost of sales. Almost half of the increase in selling, general and administrative expenses for the three months ended February 28, 2014 is attributable to approximately $205,000 in legal fees related to a derivative complaint filed in November 2013, which is excluded from coverage by the Company’s directors and officers insurance policy.

Cash and Cash Equivalent Position

At February 28, 2014, the Company had cash and cash equivalents of approximately $3.2 million. The Company’s cash decreased by approximately $682,000 during the first three months of fiscal 2014, primarily as a result of approximately $107,000 used in operations and approximately $452,000 used for the stock repurchase plan pursuant to which the Company repurchased 217,751 shares of the Company’s common stock during the three months ended February 28, 2014. As of February 28, 2014, the Company had no long-term indebtedness.

About Cryo-Cell International, Inc.

Cryo-Cell International, Inc. was founded in 1989 and was the world’s first private cord blood bank to separate and store stem cells in 1992. Today, Cryo-Cell has earned the confidence of over 500,000 families worldwide from 87 countries. Cryo-Cell’s mission is to provide its clients with the premier stem cell cryopreservation service and to support the advancement of regenerative medicine.

Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility, is ISO 9001:2008 certified and accredited by the AABB. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.